EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2009 (except for Note 1 related to the effect of the adoption of SFAS No. 160 and reformatted consolidated financial statements, as to which the date is August 4, 2009), with respect to the consolidated financial statements and schedule included in the Annual Report of Icahn Enterprises L.P. and Subsidiaries on Form 10-K/A for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Icahn Enterprises L.P. and Subsidiaries on Forms S-3 (File No. 333-143930, effective December 31, 2007 and File No. 333-126069, effective May 8, 2006) and Form S-4 (File No. 333-143929, effective December 31, 2007).

/s/ GRANT THORNTON LLP

New York, New York
August 4, 2009